Exhibit 99.1
Newfield Commences Production from New Development Offshore Malaysia
Company raises 2008 production guidance — estimates 22-26% growth
Obtains new exploration acreage offshore Malaysia
FOR IMMEDIATE RELEASE
     HOUSTON — June 17 — Newfield Exploration Company (NYSE: NFX) announced that the East Belumut/Chermingat fields in PM 323 recently commenced production and the Puteri field in PM 318 is expected to commence production later this week. The East Belumut/Chermingat and Puteri fields are located offshore Malaysia.
     In conjunction with the start-up of production from these fields, Newfield raised its 2008 production guidance for the second time this year. Newfield now expects that 2008 production will be 232-239 Bcfe, a 22-26% increase over 2007 (adjusted for asset sales and acquisitions). The Company’s most recent guidance was 224-234 Bcfe. Newfield expects that its second quarter 2008 production will be approximately 57 Bcfe, or 2 Bcfe ahead of the mid-point of its earlier guidance.
     “Our 2008 organic production growth is strong and reflects the quality of our assets and the execution of our business plan,” said David Trice, Chairman, President and CEO. “Our Woodford Shale and Monument Butte assets are growing at rates ahead of our earlier projections. Growth in these areas is fueled largely through strong cash flows from our Gulf Coast and international assets. We believe that our portfolio of assets presents visible production growth for the next several years.”
     Newfield also announced the signing of a new production sharing contract in shallow water Malaysia on license area SK 310. SK 310 covers nearly 1.2 million acres and is located in about 300’ of water offshore Sarawak. Newfield and its partners have committed to shoot 500 square kilometers of new 3-D seismic data and to drill three exploration wells. Seismic acquisition is expected to commence later this year and drilling could begin in late 2009 or early 2010. Newfield is the operator of SK 310 with a 30% interest. Other partners include Mitsubishi Corporation (30% interest) and Petronas Carigali Sdn. Bhd. (40% interest), the exploration and production subsidiary of Malaysia’s state-owned Petroliam Nasional Berhad.
     Newfield entered Malaysia in 2004 and now has PSCs covering three shallow water blocks and one deepwater block. The PSCs total a combined 2.9 million acres.
     Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield’s domestic areas of operation include the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains and the Gulf of Mexico. The Company has international operations in Malaysia and China.
     **The statements set forth in this release regarding estimated full-year and second quarter 2008 production, future drilling and development plans, the timing of activities, the timing of initial production and future rates of production are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services and the availability of capital resources. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.
For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com